Exhibit 99.1

Arena Announces Corporate Update and Reports First Quarter 2020 Financial Results

•	Ongoing clinical programs remain on track with data readouts expected between 2020-21
•	Progressing first- or best-in-class drug candidates with liquidity position of ~$1bn as of March 31, 2020

SAN DIEGO, Calif., May 7, 2020 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the first quarter ended March 31, 2020.

“We are pleased to announce that our ongoing clinical programs are currently on track and our liquidity position remains strong with approximately one billion dollars in cash and investments. While maintaining momentum has not been easy, and we – along with the rest of the industry – have experienced a slowing in clinical trial operations, including site activations, our teams have been actively monitoring our ongoing trials day-by-day to ensure patient safety, study momentum and conduct, and drug supply. Additionally, prior to the COVID-19 outbreak, our programs were well ahead of schedule, giving us an important buffer to weather the storm. Finally, given the broad clinical site base across our programs, we are also monitoring certain countries and regions as they begin to lift restrictions. We continue to evaluate the situation in real-time and we will provide further updates frequently as circumstances evolve,” said Amit D. Munshi, President and CEO of Arena.

Mr. Munshi added, “In the meantime, as we navigate the difficult and uncertain global conditions, we are taking measures to slow down hiring and spend in non-clinical areas, ensuring that we are highly focused on our key clinical objectives. We continue to judiciously manage cash and explore ways to reduce burn without impacting the long-term value of Arena or the delivery of critical milestones.”

Financial Update

First Quarter 2020 Financial Results

•

Revenues for the first quarter totaled $0.3 million compared to $801.1 million in the first quarter of 2019. This decrease was driven by the $800.0 million upfront payment from the United Therapeutics transaction in the first quarter of 2019

•

Research and development (R&D) expenses for the first quarter totaled $78.5 million compared to $45.4 million in the same period 2019. This increase was primarily driven by our advancing clinical studies, including the etrasimod Phase 3 program, as well as an increase in personnel expenses as we staff to support our clinical programs. The R&D non-cash share-based compensation was $6.6 million in the first quarter as compared to $6.7 million in the same period 2019

•	General and administrative (G&A) expenses for the first quarter totaled $26.4 million, compared to $16.6 million in the first quarter of 2019. This increase is primarily attributed to personnel expenses including share-based compensation. The G&A non-cash share-based compensation was $8.6 million in the first quarter as compared to $6.3 million in the same period 2019
•

Net loss for the first quarter was $100.2 million compared to net income of $620.1 million for the same period in 2019. In connection with the United Therapeutics transaction we incurred transaction fees of approximately $17.0 million, of which $14.6 million was incurred in the first quarter of 2019, and was presented as transaction costs in the condensed consolidated statement of operations

•	Basic and diluted net loss per share for the first quarter 2020 was $2.00 compared to basic net income per share of $12.53 and diluted net income per share of $12.11 for the same period in 2019
•	Cash, cash equivalents and marketable securities were $1.0 billion at March 31, 2020, as compared to $1.1 billion at December 31, 2019

Financial Outlook for 2020

Arena updated its 2020 financial guidance ranges:

•

Cash used in operating activities for the full-year 2020 is expected to be $400 million to $430 million, down compared to our previous guidance of $95 million in the first quarter, with a subsequent quarter over quarter increase in the high single-digits to low double-digits

Conference Call & Webcast Information

Arena will host a live and webcast question and answer session via conference call and live webcast with the investment community today, Thursday, May 7, 2020, at 4:30 PM ET to discuss the financial results and provide a corporate update.

When: Thursday, May 7, 2020, at 4:30 PM ET

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: 4171767

Please join the conference call at least 15 minutes early to register. You can access the live webcast under the investor relations section of Arena’s website at: www.arenapharm.com. A replay of the event will be archived under the investor relations section of Arena’s website for 30 days shortly after the call.

About Arena Pharmaceuticals

Arena Pharmaceuticals is uniquely positioned to develop best-in-disease medicines with optimized efficacy and safety for patients globally. Our drive to deliver a robust pipeline of novel, transformational medicines is grounded in two decades of world-class G protein-coupled receptor (GPCR) discovery research.

It is the breadth and depth of our portfolio, prioritization of drug development to meet unmet patient needs, strong financial health and growing, bold-thinking world-class team that gives Arena the ingredients and passion to build a sustainable, vibrant next-generation pharmaceutical company.

Etrasimod, olorinab and APD418 are investigational compounds that are not approved for any use in any country.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “expected,” “ensure,” “begin to,” “will,” “long-term,” “outlook,” “guidance,” “uniquely positioned to,” and “drive to” and include, without limitation, statements about the following: Arena’s clinical programs, including clinical study site activations, enrollment of study subjects, patient safety, study momentum, drug supply, timing of data readouts, and potential future updates on Arena’s clinical programs; Arena’s financial outlook and guidance, including expectations regarding cash to be used in operating activities and the rate of change thereof; Arena’s planned conference call and webcast with the investment community; the potential of Arena’s drug candidates, including to be best-in-disease or transformational, have optimized efficacy and safety, satisfy unmet patient needs, and be delivered to patients globally; and Arena’s position, drive, portfolio, prioritization, financial position, team, and building of the company. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: clinical trials and other studies may not proceed at the time or in the manner expected or at all; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling patients in Arena’s ongoing and intended clinical trials is competitive and challenging; the duration and severity of the recent coronavirus disease (COVID-19) outbreak, including but not limited to the impact on Arena’s clinical operations, the operations of Arena’s suppliers, partners, collaborators, licensees, and capital markets, which in each case remains uncertain; risks related to developing and commercializing drugs; Arena may need additional funds to advance all of its programs, and you and others may not agree with the manner Arena allocates its resources; risks and uncertainties relating to cash and revenues that may be generated from product sales or other sources, including the impact of competition; Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; risks related to unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; topline data may not accurately reflect the complete results of a particular study or trial; satisfactory resolution of litigation or other disagreements with others; government and third-party payor actions, including relating to reimbursement and pricing; risks related to relying on licenses or collaborative arrangements, including lack of control and potential disputes; the entry into or modification or termination of licenses or collaborative arrangements; and Arena’s and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Megan E. Knight

Arena Pharmaceuticals, Inc.

Director, Investor Relations

mknight@arenapharm.com

858.210.3635

Arena Media Contact:

IR@arenapharm.com

858.453.7200

(Tables Follow)

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2020	2019
	(unaudited)
Revenues
United Therapeutics revenue	$—	$800,000
Royalty revenue	262	973
Collaboration and other revenue	—	84
Total revenues	262	801,057

Operating Costs & Expenses
Research & development	78,533	45,396
General & administrative	26,442	16,578
Transaction costs	—	14,573
Total operating costs & expenses	104,975	76,547
Income (loss) from operations	(104,713)	724,510

Total interest & other income (expense), net	4,506	5,957
Income (loss) before income taxes	(100,207)	730,467
Income tax provision	—	(110,333)
Net income (loss)	$(100,207)	$620,134

Net income (loss) per share, basic:	$(2.00)	$12.53
Net income (loss) per share, diluted:	$(2.00)	$12.10

Shares used in calculating net income (loss) per share, basic:	50,228	49,478
Shares used in calculating net income (loss) per share, diluted:	50,228	51,255

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2020	December 31, 2019
		1
Assets
Cash & cash equivalents	$190,428	$243,274
Accounts receivable	268	1,654
Prepaid expenses & other current assets	29,859	18,715
Total available-for-sale investments	826,888	867,229
Land, property & equipment, net	24,727	25,128
Other non-current assets	17,501	18,123
Total assets	$1,089,671	$1,174,123

Liabilities & Stockholders' Equity
Accounts payable & accrued liabilities	$40,497	$41,153
Total lease financing obligations & other long-term liabilities	60,689	61,505
Total stockholders' equity	988,485	1,071,465
Total liabilities & stockholders' equity	$1,089,671	$1,174,123

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.